Exhibit 22

List of Guarantor Subsidiaries

The 2021 Notes, 2022 Notes, 2023 Notes, 2025 Notes, 2025 Secured Notes, 2027 Notes, 2028 Notes, 2029 Notes, 2035 Notes and 2036 Notes are jointly and severally guaranteed on a full and unconditional basis by L Brands, Inc. (incorporated in Delaware) and the following 100% owned subsidiaries of L Brands, Inc. as of August 1, 2020:

Entity	Jurisdiction of Incorporation or Organization
Bath & Body Works, LLC	Delaware
Bath & Body Works Brand Management, Inc.	Delaware
Bath & Body Works Direct, Inc.	Delaware
beautyAvenues, LLC	Delaware
Direct Factoring, LLC	Nevada
Intimate Brands Holding, LLC	Delaware
Intimate Brands, Inc.	Delaware
L Brands Direct Fulfillment, LLC	Delaware
L Brands Service Company, LLC	Delaware
L Brands Store Design & Construction, Inc.	Delaware
MII Brand Import, LLC	Delaware
Victoria's Secret Direct Brand Management, LLC	Delaware
Victoria's Secret Stores Brand Management, LLC	Delaware
Victoria's Secret Stores, LLC	Delaware

Additionally, the 2025 Notes and 2025 Secured Notes are jointly and severally guaranteed on a full and unconditional basis by the following 100% owned subsidiary of L Brands, Inc. as of August 1, 2020:

Entity	Jurisdiction of Incorporation or Organization
Distribution Land Company, LLC	Delaware